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                                                                    Exhibit 99.1

FOR FURTHER INFORMATION:            (Media) Sandy Fruhman (713) 207-3123
                                    (Investors) Randy Burkhalter (713) 207-3115

FOR IMMEDIATE RELEASE:              Thursday, July 27, 2000


          RELIANT ENERGY ANNOUNCES FILING OF BUSINESS SEPARATION PLAN


     (Houston, TX) -- Reliant Energy announced today that it plans to file with the Texas Public Utility Commission a business separation plan under which it would divide into two publicly traded companies in order to separate its unregulated businesses from its regulated businesses. Upon receipt of necessary regulatory approvals, the company plans an initial public offering (IPO) of approximately 20 percent of the common stock of its unregulated operations late
this year or early in 2001, assuming market conditions remain favorable.   The
company expects the IPO to be followed by a distribution to shareholders of the remaining stock of the unregulated company within 12 months. The remaining businesses which are predominantly regulated will be structured as a holding company.

     The initiative is intended to satisfy regulatory requirements under Texas restructuring legislation, to enhance shareholder value, to highlight the specific investment appeals of each resulting entity, and to permit the individual units to focus on their respective business and market opportunities.

     The unregulated company will own Reliant Energy's unregulated power generation and related energy trading and marketing operations, its unregulated retail businesses, which currently include energy, telecommunications and internet services and the company's European electric generating and trading/marketing operations. The plan also contemplates that in 2004 the unregulated company will receive from the regulated company cash equal to the market value of the regulated company's interest in its Texas regulated generation operations. In addition, the unregulated company will have an option to purchase the regulated company's interest in these operations at a price equal to the market value.

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     The regulated company will include Reliant Energy's electricity and natural gas companies, which serve about four million customers in the U.S. and include Reliant Energy HL&P/Entex, Reliant Energy Arkla, Reliant Energy Entex and
Reliant Energy Minnegasco. Other operations in the entity will include its U.S. interstate pipelines, its interests in Latin America and, initially, its Texas regulated generation.

     "Reliant Energy has undergone a fundamental transformation from a Texas-based utility into a leading energy services company," said Steve Letbetter, chairman, president and CEO. "In addition to our successful regulated energy delivery operations, we now have sizeable and very attractive growth businesses operating in competitive markets. Our primary business objective is to create shareholder value while also providing high-quality service to our customers. The restructuring initiative we are announcing today is another step in meeting that objective.

     "Our growth businesses appeal to a different set of investors than do our regulated activities," Letbetter explained. "We expect the regulated company to be very similar to the company we have been for most of our history, and it should appeal to our traditional type of investor. "As a growth company, the new unregulated entity will be able to capitalize on existing and future investment opportunities more effectively, and should appeal to investors who are more growth-oriented and tolerant of risk," Letbetter continued. "Overall, this restructuring will allow us to better align our businesses with the interests of investors and allow the market to more effectively reflect the overall value of Reliant Energy's expanded business portfolio."

     Letbetter added that Reliant Energy is committed to maintaining its current annual dividend of $1.50 per share until the time of the separation.

     In addition to advancing shareholder interests, the initiative will satisfy competitive market and restructuring requirements of the Texas electric restructuring legislation, which calls for the Texas electric market to open to full competition on January 1, 2002. The new structure is an integral part of a separation plan which Reliant Energy HL&P will file in August for approval of the Public Utility Commission of Texas.

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     "As businesses that will remain regulated, Reliant Energy's electricity and natural gas distribution companies will continue to focus on providing reliable service at a reasonable cost, as we have been doing for more than 100 years," Letbetter said.

     Reliant Energy (NYSE: REI), based in Houston, Texas, is an international energy delivery and energy services company with more than $15 billion in annual revenue and assets totaling $30 billion. The company has a wholesale energy trading and marketing business that ranks among the top five in the U.S. in combined electricity and natural gas volumes and has a presence in most of the major power regions of the U.S. It also has power generation and wholesale trading and marketing operations in Western Europe. The company has nearly 27,000 megawatts of power generation in operation in the U.S. and Western Europe and has announced development projects that will add another 5,000 megawatts. Reliant Energy also has marketing and distribution operations serving nearly four million electricity and natural gas customers in the U.S., has significant interests in power distribution operations serving more than 10 million customers in Latin America and has a telecommunications business serving the Houston area.

     The IPO of the company's unregulated businesses will be registered under the Securities Act of 1933 and such shares of common stock will only be offered and sold by means of a prospectus. This news release does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company's unregulated businesses, nor will there be any sale of any such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

     This news release includes forward-looking statements.  Actual events and
results may differ materially from those projected.   Factors that could affect
actual results include the timing and impact of future regulatory and legislative decisions, changes in Reliant Energy's business plans, financial market conditions and other factors discussed in Reliant Energy's filings with the Securities and Exchange Commission.

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